Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows: 1. The name of the corporation is_________________________________________ _______________________________________________________________________. 2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered _______________________________ so that, as amended, said Article shall be and read as follows: ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ 3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. By:____________________________________ Authorized Officer Name:____________________________________ Print or Type Electromedical Technologies, Inc. Fourth Fourth. The aggregate number of shares that the Corporation shall have the authority to issue is Three Billion, One Million, and One (3,001,000,001), including Three Billion (3,000,000,000) shares of capital stock designated as “Common Stock,” with a par value of $0.00001 per share, One Million (1,000,000) shares designated as “Series ‘A’ Preferred Shares,” par value $0.00001 per share, and One (1) share designated as “Series ‘B’ Preferred Shares, par value $0.00001 per share. Matthew Wolfson, President Docusign Envelope ID: FAF8ED16-AB80-4761-8B53-DF779B95A65B 7/22/2024